Exhibit 99.1

NEWS RELEASE
RAMBUS REPORTS FIRST QUARTER RESULTS
Revenue of $39.7 million, loss per share of $0.12 cents for the first quarter
LOS ALTOS, Calif. – April 24, 2008 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the first quarter of 2008.
Revenues for the first quarter were $39.7 million, down 2.0% sequentially from the fourth quarter and down 20.8% over the first quarter of last year.
“While we delivered revenue at the high end of our guidance, we’re nevertheless unsatisfied with the year-over-year result,” said Harold Hughes, president and chief executive officer at Rambus. “Our challenge now is to translate our recent legal victories into renewed licensing momentum for our patented innovations and leadership products.”
Total costs and expenses for the first quarter of 2008 were $63.0 million, which included $10.5 million of stock-based compensation expenses and $0.9 million of restatement and related legal expenses. This compares to total costs and expenses of $72.6 million for the fourth quarter of 2007, which included $16.4 million of stock-based compensation expenses, $0.8 million of restatement and related legal expenses and $3.0 million of severance expenses. General litigation expenses for the quarter were $13.2 million, a decrease of $2.9 million from the fourth quarter of 2007. As compared to the first quarter of last year, total costs and expenses increased from $61.6 million, which included $9.4 million of stock-based compensation expenses and $7.0 million of restatement and related legal expenses. General litigation expenses in the first quarter of 2008 increased $8.3 million from the first quarter of 2007.
Net loss for the first quarter of 2008 was $12.6 million as compared to a net loss of $14.6 million in the fourth quarter of 2007 and a net loss of $3.9 million in the first quarter of 2007. Net loss per share for the first quarter of 2008 was $0.12 as compared to a net loss per share of $0.14 in the fourth quarter of 2007 and a net loss per share of $0.04 for the first quarter of 2007.
Cash, cash equivalents and marketable securities as of March 31, 2008 were $382.0 million, down approximately $58.9 million from December 31, 2007. During the first quarter of 2008, the Company repurchased approximately 1.4 million shares of common stock at an aggregate expense of $24.9 million. In addition, the Company transferred approximately $18.3 million to an escrow account pursuant to the settlement agreement in the consolidated class action lawsuit regarding stock options allegations.
The conference call discussing first quarter results will be available live via the Rambus website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 3632485.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$124,861	$119,391
Marketable securities	257,165	321,491
Accounts receivable	5,636	442
Unbilled receivables	1,760	1,478
Prepaids and other current assets	13,936	8,349
Deferred taxes	11,595	11,595
Restricted cash	18,345	—

Total current assets	433,298	462,746

Restricted cash	2,416	2,286
Deferred taxes, long-term	121,643	116,209
Intangible assets, net	12,381	13,441
Property and equipment, net	28,497	24,587
Goodwill	4,454	4,454
Other non-current assets	5,746	3,624

Total assets	$608,435	$627,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,014	$11,283
Accrued payroll and related benefits	10,467	9,985
Accrued litigation expenses	24,097	26,234
Other accrued liabilities	8,765	5,894
Deferred revenue	3,799	2,756

Total current liabilities	59,142	56,152

Long-term liabilities:
Convertible notes	160,000	160,000
Other long-term liabilities	4,052	4,111

Total long-term liabilities	164,052	164,111

Total stockholders’ equity:	385,241	407,084

Total liabilities and stockholders’ equity	$608,435	$627,347

Press Release Financials
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue:
Royalty revenue	$33,093	$43,746
Contract revenue	6,645	6,404

Total revenues	39,738	50,150
Costs and expenses:
Cost of contract revenues (1)	7,233	6,215
Research and development (1)	21,502	23,430
Marketing, general and administrative (1)	33,321	24,965
Costs of restatement and related legal activities	912	7,009

Total costs and expenses	62,968	61,619

Operating loss	(23,230)	(11,469)
Interest and other income, net	4,595	5,194

Loss before income taxes	(18,635)	(6,275)
Benefit from income taxes	(6,001)	(2,387)

Net loss	$(12,634)	$(3,888)

Net loss per share:
Basic	$(0.12)	$(0.04)
Diluted	$(0.12)	$(0.04)
Weighted-Average Shares used in computing per share amounts:
Basic	104,683	103,820
Diluted	104,683	103,820

(1)	Total stock-based compensation expense for the three month periods ended March 31, 2008 and March 31, 2007 are presented as follows:

	Three Months Ended March 31,
	2008	2007
Cost of contract revenues	$1,918	$1,091
Research and development	$3,904	$3,383
Marketing, general and administrative	$4,707	$4,943